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               DOCUMENT REVIEW AND OPTION AGREEMENT

THIS AGREEMENT dated for reference April 30, 2000.

BETWEEN:

MARKATECH INDUSTRIES CORPORATION, a body duly incorporated under the laws of the Province of British Columbia, Canada and having an office at 745West 42nd Avenue, Vancouver, B.C., V5Z 2N8 ("Markatech").

OF THE FIRST PART

AND:

SEDONA SOFTWARE SOLUTIONS INC., a body corporate, duly incorporated under the laws of the State of Nevada and having an office at 503 - 1755 Robson Street, Vancouver, B.C., V6G 3137 ("Sedona").

OF THE SECOND PART

WHEREAS:

A. Markatech is the developer and owner of all ownership interests, rights and title to the Autonet Parking Ticket Violation Management System ("Autonet").

B. Markatech has agreed to grant to Sedona the privilege to conduct a review of documentation with regard to Autonet

C. Markatech has further agreed to grant to Sedona the right, Privilege and option to conduct a due diligence review of Autonet and the sole and exclusive right to acquire all ownership interest, right and title to Autonet.

1.    MARKATECH'S REPRESENTATIONS

1.1   Markatech represents and warrants to Sedona that:

      (a) Markatech is the developer and sole owner of Autonet.

      (b) Markatech as the sole owner of Autonet, holds this interest free and clear of all liens, charges and claims of others.

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      (c) There are no adverse claims or challenges against or to
          Markatech's ownership of or title to Autonet, nor to the Knowledge of Markatech is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the software or any portion thereof,

      (d) Markatech has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which Markatech is a party or by which it is bound or to which it is; and;

      (e) No proceedings are pending for, and Markatech is unaware of any basis for, the institution of any proceedings which could lead to the placing of Markatech in bankruptcy or in any position similar to bankruptcy.

1.2 The representations and warranties of Markatech set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Sedona has relied in entering into this Agreement.

1.3 Markatech will indemnify and save Sedona harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition make by it and contained in the Agreement.

1.4 Markatech acknowledges and agrees that Sedona has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to Sedona shall limit or extinguish the right to indemnity hereunder

2     SEDONA'S REPRESENTATIONS

      Sedona warrants and represents to Markatech that it is a body corporate, duly incorporated under the law of the State of Nevada with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

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3     GRANT OF DOCUMENT REVIEW

3.1 In consideration of Sedona's payment of Ten Dollars ($10) in the currency of the United States of America (US) to Markatech, the receipt and sufficiency of which is hereby acknowledged, Markatech hereby gives and grants to Sedona the non-exclusive right to conduct a review of Autonet documentation (the "Document Review").

3.2	Until such time as the Document Review is terminated or the
Option referred to in paragraph 4 herein becomes granted Sedona shall have the right to all documents in Markatech's possession relating to Autonet or which may be required as part of Sedona's Document Review with the exception of such information in Markatech's possession that Markatech deems proprietary, or that in Markatech's sole opinion would be detrimental to its interests if such information were not held in strict confidence.

3.3 At such time as Sedona has made the required payment in accordance with paragraph 4.1 herein, within the time period specified herein, then the Option shall be deemed to be granted.

4     GRANT OF OPTION

4.1   In consideration of Sedona's payment of Four Hundred
Dollars ($400) in the currency of the United States of America (US) to Markatech prior to September 30, 2001, Markatech shall grant to Sedona the sole and exclusive right and option to acquire all ownership interests, rights and title to Autonet.

4.2 In order to exercise the Option, Sedona shall pay to Markatech a total of One Million (1,000,000) shares of its capital stock prior to October 1, 2001.

4.3 For purposes of paragraph 4.2, it is a condition precedent to the exercise of the Option by Sedona is that prior to, and at the time of the exercise of the Option, the common shares of Sedona shall be listed or quoted for trading on a recognized United States public trading market.

4.4 Until such time as the Option either is exercised or is terminated, Sedona shall have the right to all information in Markatech's possession relating to Autonet or which may be required as part of Sedona's due diligence review, provided that Sedona and its agents shall execute confidentiality agreements with standard terms with respect to such information in Markatech's possession that Markatech deems proprietary, or that in Markatech's sole opinion would be detrimental to its interests if such information were not held in strict confidence.

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4.4   At such time as Sedona has made the required payment in accordance with paragraph 4.2 and has met the required criteria in accordance with paragraph 4.3 herein, within the time period specified herein, then the Option shall be deemed to have been exercised by Sedona, and Sedona shall have thereby, without any further act, acquired all ownership interests, rights and title to Autonet.



5.    FURTHER ASSURANCES

The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent or this agreement.

6.    FORCE MAJEUR

If Sedona is prevented from or delayed in complying with any provisions of the Agreement by reasons of fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Sedona, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Sedona, insofar as is possible, shall promptly give written notice to Markatech of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Markatech as soon as such cause ceases to exist.

7.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

8.    NOTICE

8.1 Any Notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered to the addressee at its address first written above.

8.2 Each party hereto may from time to time by notice in writing to each of the other parties change its address for the purpose of this section.

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9.    OPTION ONLY

      Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligation upon Sedona to do any acts or make any payments hereunder.

10.   RELATIONSHIP OF PARTIES

      Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute any party hereto a partner, agent or legal representative of any other party or parties

11.   FURTHER ASSURANCES

      The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

12.   TIME OF ESSENCE

      Time shall be of the essence of this Agreement.

13.   TITLES

      The titles to the respective sections hereof shall not be deemed a part of the Agreement but shall re regarded as having been used for convenience only.

14.   CURRENCY

      All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the Untied States of America.

15.   APPLICABLE LAW

      The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia. The parties hereto agree to attorn to the jurisdiction of British Columbia.

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16.   ENUREMENT

      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written

MARKATECH INDUSTRIES CORPORATION

    /s/ Les Scott
Per __________________________
	Les Scott, director

SEDONA SOFTWARE SOLUTIONS INC.

    /s/ J. E. Cooper
Per ___________________________

J.E. Cooper, director


                         GRANT OF OPTION

IN CONSIDERATION of the payment by Sedona Software Solutions Inc. of Four Hundred Dollars ($400 in the currency of the United States (US) to Markatech Industries Corporation ("Markatech"), the receipt and sufficiency of which is hereby acknowledged Markatech hereby gives and grants to Sedona the sole and exclusive right and option to acquire all ownership interests, rights and title to Autonet pursuant to the Document Review and Option Agreement dated April 30, 2000.

EXECUTED at Vancouver in the Province of British Columbia this 19 day of September, 2000.


                                 MARKATECH INDUSTRIES CORPORATION


                                     /s/ Les Scott
                                 Per __________________________
                                     Les Scott, director